Exhibit 99.1

August 10, 2016
Via Hand and U.S. Mail
Nicholas J. Swenson
3033 Excelsior Boulevard
Minneapolis, Minnesota 55416

Re: Insignia Systems, Inc.
Dear Mr. Swenson:
On March 13,2016 six members of the Insignia Board of Directors of Insignia Systems, Inc. (the “Company”) delivered a letter to you that stated that these directors had determined that it would be in the best interests of the Company and its shareholders for you to resign as a member of this board due to your unconstructive unprofessional and highly detrimental behavior.
Since then, the Board of Directors has carefully considered your actions and behavior over the past months and this pattern of behavior has continued, jeopardizing the interests of the Company's employees and shareholders.
The Board has determined that it would be in the best interests of the Company and its shareholders for you to submit your resignation as a director and has passed a resolution to that effect on this date.
Respectfully yours,
/s/ Sardar Biglari	/s/ Philip L. Cooley
Sardar Biglari, Director	Philip L. Cooley, Director

/s/ Michael C. Howe	/s/ F. Peter Zaballos
Michael C. Howe, Director	F. Peter Zaballos, Director

/s/ Steven R. Zenz
Steven R. Zenz, Director